Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated March 28, 2014, as of and for the years ended December 31, 2013 and 2012 for Springstone Financial, LLC, with respect to the financial statements and supplementary information included in LendingClub Corporation’s Form 10-K filing for the fiscal year ended December 31, 2014, which are hereby incorporated into this Registration Statement on Form S-3. We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 of our report dated March 28, 2014, relating to the financial statements and supplementary information of Springstone Financial, LLC, which appear in the Form 10-K, and to the use of our name as it appears under the caption “Experts.”

/s/ Auerr, Zajac & Associates, LLP

Franklin, Massachusetts

June 12, 2015